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                                                                      EXHIBIT 99




                                  NEWS RELEASE

                 M&F Bancorp, Inc. Announces 3-for-2 Stock Split

DURHAM, N.C., December 14, 1999 - M&F Bancorp, Inc. (OTC BB:MFBP.OB) today announced that its Board of Directors has approved a 3-for-2 stock split of the Company's outstanding shares of Common Stock. The stock split will be effected in the form of stock dividend and will entitle each stockholder of record at the close of business on December 14, 1999 to receive one additional share of the Company's Common Stock for every two outstanding shares of Common Stock held by each shareholder on the record date. The stock dividends resulting from the split are expected to be distributed by the transfer agent on January 19, 2000. M&F Bancorp, Inc. expects that its Common Stock will be trading on a split-adjusted basis on January 20, 2000.

M&F Bancorp, Inc. with assets of approximately $150 million, is the parent of Mechanics & Farmers Bank of Durham, North Carolina. The Corporation's Common Stock trades on the over-the-counter Bulletin Board under the symbol MFBP.OB.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in M&F Bancorp's Securities and Exchange Commission filings.